This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement – Subject to Completion	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 4, 2016	Registration Statement No. 333-213265
and Series A Prospectus Supplement dated November 4, 2016)
September 10, 2019

BofA Finance LLC

$_____________

5-Year Issuer Callable Notes Linked to the Difference Between the 10-Year and the 2-Year U.S. Dollar ICE Swap Rates, due September 13, 2024

Fully and Unconditionally Guaranteed by Bank of America Corporation

•	The CUSIP number for the notes is 09709TXA4.
•	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”). The notes are fully and unconditionally guaranteed by the Guarantor. All payments due on the notes, including the repayment of principal and any accrued and unpaid interest, will be subject to the credit risk of BofA Finance, as issuer of the notes, and BAC, as guarantor of the notes.
•	The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000.
•	The notes are designed for investors who wish to receive quarterly interest income, where, as described below, the amount of such interest will depend on the Spread Differential (as defined below) as of the applicable interest determination date (as defined below).
•	The notes are expected to price on or about September 10, 2019 (the “pricing date”). The notes are expected to mature on or about September 13, 2024, unless previously called.
•	Interest will be paid quarterly on March 13, June 13, September 13 and December 13 of each year, beginning on December 13, 2019, and ending on the maturity date.
•	During each quarterly interest period, interest on the notes will accrue at a rate per annum equal to the product of (a) 10 and (b) the amount by which the 10-Year U.S. Dollar ICE Swap Rate (which we refer to as “CMS10”) exceeds the 2-Year U.S. Dollar ICE Swap Rate (which we refer to as “CMS2”) on the applicable interest determination date, expressed as a percentage (such amount, which may be negative, the “Spread Differential”). In no event will the interest rate applicable to any interest period be less than 0.00% per annum.

For additional information as to the calculation of interest, please see the discussion beginning on page PS-14.

•	At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
•	We may redeem all of the notes on any quarterly interest payment date occurring on or after March 13, 2021 (other than the maturity date) (the “Call Date”). If redeemed early, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest to but excluding the Call Date.
•	The notes will not be listed on any securities exchange.
•	The notes will be offered at varying public offering prices related to prevailing market prices. The public offering price will include accrued interest from September 13, 2019, if settlement occurs after that date.
•	The initial estimated value of the notes will be less than the public offering price. The initial estimated value of the notes as of the pricing date is expected to be between $960.00 and $990.00 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	$1,000.00	$
Underwriting Discount(1)	$15.00	$
Proceeds (before expenses) to BofA Finance	$985.00	$
(1) We or one of our affiliates may pay varying selling concessions of up to 1.50% in connection with the distribution of the notes to other registered broker dealers.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about September 13, 2019 against payment in immediately available funds.

Prospectus Supplement and Prospectus dated November 4, 2016

BofA Merrill Lynch

Selling Agent

SUMMARY

The 5-Year Issuer Callable Notes Linked to the Difference Between the 10-Year and the 2-Year U.S. Dollar ICE Swap Rates, due September 13, 2024 are our senior debt securities. The notes are senior debt securities issued by BofA Finance and are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. All payments due on the notes, including the repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

• Title of the Series:	5-Year Issuer Callable Notes Linked to the Difference Between the 10-Year and the 2-Year U.S. Dollar ICE Swap Rates, due September 13, 2024
• Issuer:	BofA Finance LLC (“BofA Finance”)
• Guarantor:	Bank of America Corporation (“BAC” or the “Guarantor”)
• Pricing Date:	September 10, 2019
• Issue Date:	September 13, 2019
• Maturity Date:	September 13, 2024 (if not previously called by the Issuer)
• Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
• Interest Periods:	Quarterly. Each interest period (other than the first interest period, which will begin on the issue date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date (or the maturity date, as applicable).
• Interest Payment Dates:	March 13, June 13, September 13 and December 13 of each year, beginning on December 13, 2019. The final interest payment will occur on the maturity date.
• Interest Rates:

From, and including, the issue date to, but excluding, the maturity date, interest will accrue quarterly at a rate per annum equal to:

10 × (CMS10 – CMS2)

In no event will the interest rate applicable to any interest period be less than 0.00% per annum.

The interest rate payable on the notes during these quarterly interest periods may be less than the interest that is payable on a conventional debt security.

• Day Count Convention:	30/360

• CMS10 and CMS2:

“CMS10” means the 10-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.

“CMS2” means the 2-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.

For additional information about CMS10 and CMS2, please see the section in this pricing supplement entitled “The 10-Year U.S. Dollar ICE Swap Rate (CMS10) and The 2-Year U.S. Dollar ICE Swap Rate (CMS2).”

• Interest Determination Date:

The “interest determination date” for each quarterly interest period will be the second U.S. Government Securities Business Day (as defined below) prior to the beginning of the applicable quarterly interest period.

A “U.S. Government Securities Business Day” means any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

• Unavailability of CMS10 or CMS2:	If, on any interest determination date, CMS10 or CMS2 is not quoted on the Reuters Screen ICESWAP1 Page, or any page substituted for that page, then the applicable CMS rate will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by three swap dealers chosen by the calculation agent (which may include one of our affiliates) at approximately 11:00 a.m., New York City time, on that date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 10 years or 2 years, as applicable, commencing on the applicable date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on the actual number of days in a 360-day year, is equivalent to USD LIBOR with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the three swap dealers chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant interest determination date will equal that one quotation. If no quotations are available, then CMS10 or CMS2, as applicable, will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant interest determination date.

• Payment at Maturity:	If not earlier redeemed, the payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.
• Early Redemption at Our Option:	On any Call Date, we have the right to redeem all, but not less than all, of the notes at the Early Redemption Payment. No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.
• Early Redemption Payment:	The sum of the principal amount plus any accrued and unpaid interest to but excluding the Call Date.
• Call Dates:	The quarterly interest payment dates beginning on March 13, 2021 and ending on June 13, 2024.
• Repayment at Option of Holder:	None
• Business Days:

If any interest payment date, Call Date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest period.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

• Record Dates for Interest Payments:	For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.
• Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
• Listing:	None
• Initial Estimated Value:

Payments on the notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of CMS10 relative to CMS2. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate BAC would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the notes as of the date of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-23.

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

You should read carefully this entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying prospectus supplement and prospectus, as such references relate to MLPF&S’s institutional services, should now be read as references to BofA Securities, Inc. (“BofAS”).

The above documents may be accessed at the link set forth on the cover page of this pricing supplement.

Examples: Below are three examples of the calculation of the annualized interest rate payable on a quarterly interest payment date for the notes. These examples are for purposes of illustration only. The actual annualized interest rate to be applied in calculating the interest payable on the notes for any quarterly interest period will depend on the actual levels of CMS10 and CMS2 and the actual Spread Differential (i.e., CMS10 – CMS2) on the applicable interest determination date.

Example 1: The hypothetical CMS10 is greater than the hypothetical CMS2 on the interest determination date:

Hypothetical CMS10: 4.80%

Hypothetical CMS2: 4.10%

10 × (4.80% – 4.10%) = 7.00%

Interest rate payable for that quarterly interest period = 7.00% per annum

Example 2: The hypothetical CMS10 is less than the hypothetical CMS2 on the interest determination date:

Hypothetical CMS10: 3.75%

Hypothetical CMS2: 3.95%

10 × (3.75% – 3.95%) = -2.00%

Interest rate payable for that quarterly interest period = 0.00% per annum (the interest rate cannot be less than 0.00% per annum)

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

It is possible that you may not earn a return on your investment. The interest payable on the notes during any quarterly interest period will depend on the Spread Differential, which will be determined as of the relevant interest determination date. As a result, you could receive little or no interest payments on one or more of the interest payment dates during the term of the notes. If CMS10 is less than or equal CMS2, the Spread Differential will be less than or equal to zero on the applicable interest determination date and you will not receive any interest for the relevant interest period. This will be the case for an interest period even if the Spread Differential exceeds zero on one or more days after the applicable interest determination date or during the interest period. If the Spread Differential is constantly less than or equal to zero on each interest determination date over the term of the notes, even if the Spread Differential exceeds zero during other days during each quarterly interest period, you may not earn a return on your investment.

We have no control over various matters, including economic, financial and political events, which may affect the levels of CMS10 and CMS2, and thus the Spread Differential. In recent years, the Spread Differential has been volatile, and such volatility may be expected in the future. However, historical performance is not necessarily indicative of what may occur in the future. You should have a view as to U.S. Dollar ICE Swap Rates and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for most of the term of the notes, before investing.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. The return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

The notes are subject to early redemption at our option. On each Call Date, at our option, we may redeem your notes in whole, but not in part. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the market value of your notes. It is our sole option whether to redeem your notes prior to maturity on any Call Date and we may or may not exercise this option for any reason. If your notes are redeemed early, you will not have the right to receive any future interest payments that you may otherwise have received. Further, if your notes are redeemed early, you may not be able to reinvest the early redemption payment at a comparable return for a similar level of risk.

All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment date, regardless of the difference between CMS10 and CMS2. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the difference between CMS10 and CMS2 during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from the Guarantor and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by the Guarantor, and that guarantee will rank equally with all other unsecured and unsubordinated obligations of the Guarantor.

You must rely on your own evaluation of the merits of an investment linked to U.S. Dollar ICE Swap Rates. In the ordinary course of their businesses, BAC or its affiliates may have expressed views on expected movements in the U.S. Dollar ICE Swap Rates and related interest rates, and may do so in the future. These views or reports may be communicated to BAC’s clients and clients of its affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to U.S. Dollar ICE Swap Rates may at any time have significantly different views from those of BAC or its affiliates. For these reasons, you are encouraged to derive information concerning the U.S. Dollar ICE Swap Rates and related interest rates from multiple sources, and you should not rely on the views expressed by BAC or its affiliates.

Neither the offering of the notes nor any views which we, the Guarantor or our other affiliates from time to time may express in the ordinary course of our or their businesses constitutes a recommendation as to the merits of an investment in the notes.

The public offering price you pay for the notes will exceed the initial estimated value. The initial estimated value that is provided on the cover page of this preliminary pricing supplement, and the estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of CMS10 and CMS2, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in levels of the Spread Differential. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The interest payable on the notes during any quarterly interest period will not reflect changes in the level of CMS10 relative to CMS2 other than on the interest determination dates. Changes in the level of CMS10 relative to CMS2 during the term of the notes other than on the interest determination dates will not affect the interest payable on the notes. The calculation agent will calculate the interest payable during any quarterly interest period based on the difference between CMS10 and CMS2 on the interest determination dates. No other levels of CMS10 and CMS2 will be taken into account. As a result, you will receive no interest payment for a quarterly interest period even if CMS10 is greater than CMS2 at certain times during the term of the notes before CMS10 decreases to a level that is less than or equal to the level of CMS2 as of the applicable interest determination date.

Recent regulatory investigations regarding potential manipulation of CMS10 and CMS2 rates may adversely affect your notes. It has been reported that certain U.S. and non-U.S. regulators are investigating potential manipulation of CMS10, CMS2 and other swap rates. If such manipulation occurred, it may have resulted in CMS10 and/or CMS2 being artificially lower (or higher) than it or they would otherwise have been. Any changes or reforms affecting the determination or supervision of CMS10 and/or CMS2 in light of these investigations may result in a sudden or prolonged increase or decrease in reported CMS10 and/or CMS2, as applicable, which may have an adverse impact on the trading market for CMS-benchmarked securities, such as the notes, the market value of your notes and the payments on your notes.

Uncertainty about the future of LIBOR and the potential discontinuance of LIBOR may adversely affect the value of the notes. CMS10 and CMS2 are based on hypothetical interest rate swaps referencing 3-month U.S. dollar LIBOR. The Chief Executive of the United Kingdom Financial Conduct Authority (the “FCA”), which regulates LIBOR, has recently announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. At this time, it is not possible to predict the effect of any such changes on 3-month U.S. dollar LIBOR and, therefore, CMS10 and CMS2. Uncertainty as to the nature of such potential changes or other reforms may adversely affect the payments on the notes, and accordingly, the value of and the trading market for the notes during the term of the notes.

If on a U.S. Government Securities Business Day, CMS10 and/or CMS2 is not quoted on the Reuters Screen ICESWAP1 Page (or any successor page) because of the unavailability of 3-month U.S. dollar LIBOR or otherwise, then the calculation agent will determine applicable CMS rate using the alternative methods set forth on PS-4 under “Summary—Unavailability of CMS10 or CMS2.” If, as set forth on PS-4, a published CMS10 and/or CMS2 is unavailable and swap rate dealers are unwilling to provide quotations for the calculation of CMS10 and/or CMS, as applicable, then the applicable CMS rate will be determined by the calculation agent, in its sole discretion, and in a fair and reasonable manner. CMS10 and/or CMS2 determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of CMS10 and/or CMS2, as applicable. The exercise of this discretion by the calculation agent could adversely affect the value of, payments on and trading market for the notes and may present the calculation agent, which is an affiliate of the issuer, with a conflict of interest.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

•	The difference between CMS10 and CMS2 is expected to affect the market value of the notes. We expect that the market value of the notes will depend substantially on the amount by which CMS10 exceeds CMS2, and expectations of the amount by which CMS10 will exceed CMS2 in the future, if at all. In general, the value of the notes will increase when expectations as to the future levels of CMS10 relative to CMS2 increases, and the value of the notes will decrease when expectations as to the future levels of CMS 10 relative to CMS2 decreases. The levels of CMS10 and CMS2 may change at rates that are different from one another. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity. Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between CMS10 and CMS2 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Consequently, the annualized rate of interest payable on the notes and the market value of the notes may be more likely to decrease in an increasing interest rate environment than in a declining interest rate environment.
•	Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the magnitude of the difference between CMS10 and CMS2. Changes in prevailing interest rates may decrease the difference between CMS10 and CMS2 relative to previous periods, which would decrease the interest rate on the notes. This, in turn, may decrease the market value of the notes. Further, the notes are subject to early redemption at our option beginning on March 13, 2021 which will limit the potential upside to investors when CMS10 exceeds CMS2. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is extremely limited.
•	Volatility of the difference between CMS10 and CMS2. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the difference between CMS10 and CMS2 has had periods of volatility, and this volatility may vary during the term of the notes. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the difference between CMS10 and CMS2 may have an adverse impact on the market value of the notes.
•	Economic and other conditions generally. Interest payable on the notes is expected to be correlated to the difference between long-term interest rates (as represented by CMS10) and short-term interest rates (as represented by CMS2). Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may disproportionately affect short-term interest rates relative to long-term interest rates, thereby potentially lowering the difference between CMS10 and CMS2, and consequently adversely affecting the market value of your notes.
•	Our and the Guarantor’s financial condition and creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

•	Time to maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the level of CMS10 relative to CMS2 prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current difference between CMS10 and CMS2.

Our trading and hedging activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to one or both of CMS10 and CMS2 that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to CMS10 and/or CMS2. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the levels of CMS10 and/or CMS2 or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and CMS10 and/or CMS2. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that the calculation agent would be required to make if one or both of CMS10 and CMS2 are unavailable. See the section entitled “Summary—Unavailability of CMS10 or CMS2” above. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”

You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. The notes will be considered to be issued with original issue discount. You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

* * *

Investors in the notes should review the additional risk factors set forth beginning on S-4 of the accompanying prospectus supplement and page 7 of the accompanying prospectus prior to making an investment decision.

DESCRIPTION OF THE NOTES

General

The notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured and unsubordinated obligations of the Guarantor. All payments due on the notes, including the repayment of principal and any accrued and unpaid interest, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000. Unless earlier redeemed, the notes will mature on September 13, 2024.

We may redeem all of the notes on any quarterly interest payment date occurring on or after March 13, 2021 (other than the maturity date). Prior to maturity, the notes are not repayable at your option. The notes are not subject to any sinking fund.

If any scheduled interest payment date, Call Date or the maturity date is not a business day (as defined below), no adjustment will be made to the length of the corresponding quarterly interest period. The payment will be postponed to the next business day, and no additional interest will be payable as a result of such postponement.

The notes will be issued in book-entry form only.

Interest

Each interest payment due for a quarterly interest period will be paid March 13, June 13, September 13 and December 13 of each year, beginning on December 13, 2019, and ending on the maturity date.

Each quarterly interest period (other than the first quarterly interest period from, and including, the original date of issuance of the notes to, but excluding, December 13, 2019) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The interest rate for each interest period will be reset on the first day of that interest period, which we refer to as the “interest reset date.” The calculation agent will determine the applicable interest rate for each interest period on the interest determination date. Once determined by the calculation agent, the applicable interest rate for each quarterly interest period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date, as applicable).

Interest is computed on the basis of a 360-day year of twelve 30-day months.

For each quarterly interest period, the calculation agent will determine the applicable annualized interest rate as follows:

10 × (CMS10 – CMS2)

In no event will the interest rate applicable to any interest period be less than 0.00% per annum.

“CMS10” means the 10-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.

“CMS2” means the 2-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.

The “interest determination date” for each quarterly interest will be the second U.S. Government Securities Business Day prior to the beginning of the applicable quarterly interest period.

Early Redemption at Our Option

On any Call Date, we have the right to redeem all, but not less than all, of the notes at the Early Redemption Payment. No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.

The “Early Redemption Payment” will be the principal amount of your notes, plus any accrued and unpaid interest.

The “Call Dates” will be the quarterly interest payment dates beginning on March 13, 2021 and ending on June 13, 2024.

Payment at Maturity

Unless earlier redeemed, on the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s credit risk. See “Risk Factors—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.

Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding CMS10, CMS2, the Spread Differential, the amount of each interest payment, U.S. Government Securities Business Days, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We have initially appointed our affiliate, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Rights of Acceleration

If an Event of Default, as defined in the senior indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange.

THE 10-YEAR U.S. DOLLAR ICE SWAP RATE (CMS10) and
THE 2-Year U.S. DOLLAR ICE SWAP RATE (CMS2)

General

CMS10 and CMS2 are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 10 years and two years, respectively. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 10-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. “LIBOR” is the London Interbank Offered Rate and is a common rate of interest used in the swaps industry.

Historical Levels of CMS10 and CMS2

The following table sets forth the historical month-end spread between CMS10 and CMS2 from January 2008 through August 2019. The following graph sets forth the historical daily spread (expressed in basis points, where 100 basis points equals 1%) between CMS10 and CMS2 over the same time period. This data is not intended to be indicative of the future performance of the difference between CMS10 and CMS2 or what the value of or return on the notes may be. Any historical upward or downward trend in the difference between CMS10 and CMS2 during any period set forth below is not an indication that such difference is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the difference would have been on any hypothetical interest determination date. The historical month-end spread between CMS10 and CMS2 below uses CMS10 and CMS2 as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable date.

	2008	2009	2010	2011	2012	2013	2014
January	1.40%	1.43%	2.63%	2.66%	1.42%	1.65%	2.33%
February	1.69%	1.64%	2.64%	2.65%	1.50%	1.58%	2.34%
March	1.61%	1.50%	2.61%	2.61%	1.65%	1.59%	2.30%
April	1.23%	1.72%	2.50%	2.60%	1.49%	1.48%	2.23%
May	1.24%	2.44%	2.17%	2.50%	1.11%	1.86%	2.07%
June	1.10%	2.21%	2.05%	2.57%	1.22%	2.20%	2.04%
July	1.23%	2.30%	2.17%	2.36%	1.17%	2.38%	1.96%
August	1.13%	2.30%	1.85%	1.86%	1.30%	2.39%	1.78%
September	1.01%	2.15%	1.98%	1.53%	1.30%	2.32%	1.81%
October	1.68%	2.35%	2.20%	1.79%	1.35%	2.27%	1.77%
November	1.02%	2.31%	2.17%	1.57%	1.28%	2.47%	1.63%
December	1.03%	2.55%	2.60%	1.31%	1.40%	2.60%	1.41%

	2015	2016	2017	2018	2019
January	1.10%	0.96%	0.86%	0.42%	0.05%
February	1.26%	0.72%	0.78%	0.35%	0.11%
March	1.22%	0.80%	0.78%	0.21%	0.03%
April	1.33%	0.80%	0.70%	0.23%	0.11%
May	1.34%	0.66%	0.64%	0.21%	0.09%
June	1.56%	0.62%	0.66%	0.13%	0.16%
July	1.38%	0.48%	0.65%	0.15%	0.09%
August	1.35%	0.40%	0.54%	0.09%	-0.14%
September	1.25%	0.44%	0.55%	0.13%	-0.06%
October	1.24%	0.60%	0.53%	0.13%
November	1.08%	0.89%	0.44%	0.08%
December	1.02%	0.89%	0.33%	0.08%

Spread of Swap Rates
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19

Movements in CMS10 and CMS2 have historically been correlated to some extent, but not exactly, to movements in the 10-Year ICE Treasury Rate (“CMT10”) and 2-Year ICE Treasury Rate (“CMT2”), respectively. The first graph below reflects the month-end CMS10 relative to the month-end CMT10 during the period from January 2008 through August 2019; the second graph reflects the month-end CMS2 relative to the month-end CMT2 during the same period. The CMS10 and CMS2 in the graphs below are as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable date. The CMT10 and CMT2 in the graphs below are as published by Bloomberg on Bloomberg pages “H15T10Y <Index>” and “H15T2Y <Index>”, respectively, on the applicable date.

UST-Yield & USD Swap-Yield
5
4
3
2
1
0
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
CMS10
CMT10

UST-Yield & USD Swap-Yield
4
3.5
3
2.5
2
1.5
1
0.5
0
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
CMS2
CMT2

Interest payable on the notes will be imperfectly correlated to the difference between long-term interest rates (as measured by CMS10) and short-term interest rates (as measured by CMS2). Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between CMS10 and CMS2 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Interest payable on the notes will be greater the wider the spread between CMS10 and CMS2, and the steeper the curve of the spread, as of each interest determination date.

The difference between long-term interest rates and short-term interest rates is influenced by a number of factors, including (but not limited to) monetary policy, fiscal policy, inflation, and fundamental demand conditions. These factors interrelate in complex, and sometimes ambiguous, ways. Any factor which reduces the supply of or increases the demand for money available for borrowing will generally disproportionately affect short-term interest rates relative to long-term interest rates, thereby potentially lowering the difference between CMS10 and CMS2. For example, monetary policy tightening by the Federal Reserve Bank through open market operations initially generates high nominal short-term interest rates, while long-term rates typically rise by a smaller amount. As a result, the difference between short-term interest rates and long-term interest rates typically decreases when contractionary monetary policy shocks occur.

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BOFAS AND Conflicts of INterest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as a selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-15 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. We or one of our affiliates may pay varying selling concessions of up to 1.50% in connection with the distribution of the notes to other registered broker-dealers.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including CMS10, CMS2, the Spread Differential and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Sales Outside of the United States

The notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BAC, BofAS or any other affiliate of BAC to offer the notes in any jurisdiction other than the United States. As such, these notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the notes is being made to residents of:

•	Belize
•	Aruba
•	Botswana
•	Belgium
•	Malaysia
•	Kazakhstan
•	India
•	Russia

You are urged to carefully review the Selling Restrictions that may be applicable to your jurisdiction beginning on page S-18 of the accompanying prospectus supplement.

European Economic Area

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. BAC has not authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the BAC.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of CMS10 relative to CMS2. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of CMS10 and CMS2, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. In addition, any reference to “Morrison & Foerster LLP” in the aforementioned tax discussions in the accompanying prospectus and prospectus supplement should be read as a reference to “Sidley Austin LLP.” This summary is based upon the Internal Revenue Code of 1986 (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.

Upon the sale, exchange, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Foreign Account Tax Compliance Act (“FATCA”)

The discussion in the accompanying prospectus under “U.S. Federal Income Tax Considerations – Foreign Account Tax Compliance Act” is hereby modified to reflect regulations proposed by Treasury indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, settlement at maturity or other disposition of relevant financial instruments. Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization.